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Memory Pharmaceuticals Announces Collaboration to Develop PDE10 Inhibitors
for Central Nervous System Disorders with Amgen

Montvale, NJ – October 17, 2005 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that it has entered into an exclusive worldwide collaboration and license agreement with Amgen to develop PDE10 inhibitors as human therapeutics, including as a potential treatment for certain neurological and psychiatric disorders. The collaboration will focus on the optimization of lead compounds that the Company has identified and that have demonstrated effectiveness in the selective inhibition of PDE10 activity in several animal models.

Under the collaboration, Memory Pharmaceuticals will receive an upfront payment of $5.0 million, and the Company could also receive significant milestone payments for the successful achievement of research, development, approval and sales events for compounds that progress under the collaboration. In addition, Memory Pharmaceuticals is eligible to receive royalties that will increase with increasing sales levels on worldwide sales of marketed products from the collaboration. Over the next two years of the collaboration, Memory Pharmaceuticals could receive research funding of $5.1 million.

“PDE10 is a very compelling target for treating certain central nervous system disorders, and we are delighted to have Amgen as a partner in our effort to aggressively pursue this target and address the pervasive unmet needs of patients with these disorders,” said Jim Sulat, President and Chief Executive Officer of Memory Pharmaceuticals. “In addition, we believe this collaboration is further validation of Memory Pharmaceuticals’ solid discovery capabilities.”

PDE10 is a class of phosphodiesterases that degrades cAMP and cGMP, molecules that are responsible for improving the function of many different cells in the body, including neurons. By inhibiting PDE10 activity, levels of cAMP and cGMP are increased within neurons, and the ability of these neurons to function properly is thereby improved. PDE10 has been shown to be present at high levels in neurons in areas of the brain that are closely associated with many neurological and psychiatric disorders.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations with Roche and its license relationship with Bayer; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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